Exhibit 99.2

UNITED STATES DISTRICT COURT

MIDDLE DISTRICT OF TENNESSEE

NASHVILLE DIVISION

In re COMMUNITY HEALTH SYSTEMS,	)	Master Docket No. 3:11-cv-00489
INC. SHAREHOLDER DERIVATIVE	)
LITIGATION	)	(Consolidated with No. 3:11-cv-00598 and
	)	No. 3:11-cv-00952)
)
This Document Relates To:	)	Judge Kevin H. Sharp
)
ALL ACTIONS.	)	Magistrate Judge Joe B. Brown
)

ORDER APPROVING DERIVATIVE SETTLEMENT AND ORDER OF DISMISSAL WITH PREJUDICE

This matter came before the Court for hearing pursuant to the Order of this Court, dated November 22, 2016 (“Order”), on Plaintiffs’ motion for approval of the settlement (“Settlement”) set forth in the Stipulation of Settlement, dated November 18, 2016 (the “Stipulation”). Due and adequate notice having been given of the Settlement as required in said Order, and the Court having considered all papers filed and proceedings had herein, and otherwise being fully informed in the premises and good cause appearing therefor, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

1.        This Final Approval Order incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein).

2.         This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement, and over all parties to the Action, including, but not limited to, the Plaintiffs, Community Health Systems, Inc. (“CHSI”), CHSI stockholders, and the Settling Defendants.

3.         The Court finds that the notice provided to CHSI stockholders was the best notice practicable under the circumstances of these proceedings and of the matters set forth therein, including the Settlement set forth in the Stipulation, to all Persons entitled to such notice. The notice fully satisfied the requirements of Federal Rule of Civil Procedure 23.1 and the requirements of due process.

4.         The Action and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice. As among Plaintiffs, the Settling Defendants and CHSI, the parties are to bear their own costs, except as otherwise provided in the Stipulation.

5.        The Court finds that the terms of the Stipulation and Settlement are fair, reasonable and adequate as to each of the Settling Parties, and hereby finally approves the Stipulation and Settlement in all respects, and orders the Settling Parties to perform its terms to the extent the Settling Parties have not already done so.

6.        Upon the Effective Date, CHSI, CHSI stockholders and the Plaintiffs (acting on their own behalf and derivatively on behalf of CHSI) shall be deemed to have, and by operation of this

Final Approval Order and the Judgment shall have, fully, finally, and forever released, relinquished and discharged and dismissed with prejudice the Released Claims against the Released Persons and any and all causes of action or claims (including Unknown Claims) that have or could have been asserted in the Action by Plaintiffs, CHSI or any CHSI stockholder derivatively on behalf of CHSI against the Settling Defendants or the Released Persons, based on the Settling Defendants’ acts and/or omissions in connection with, arising out of, or relating to, the facts, transactions, events, matters, occurrences, acts, disclosures, statements, omissions or failures to act at issue in this Action through and including the date of execution of the Stipulation and including claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

7.         Upon the Effective Date, Plaintiffs (acting on their own behalf and derivatively on behalf of CHSI and its stockholders), CHSI, and any Person acting on behalf of CHSI, shall be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Claims against any of the Released Persons or any action or other proceeding against any of the Released Persons arising out of, relating to, or in connection with the Released Claims, the Action, or the filing, prosecution, defense, settlement, or resolution of the Action. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

8.        Upon the Effective Date, each of the Released Persons and the Related Parties shall be deemed to have, and by operation of this Final Approval Order and the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Plaintiffs and Plaintiffs’ Counsel and all CHSI stockholders (solely in their capacity as CHSI stockholders) from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

9.         The Court hereby approves the Fee and Expense Amount in accordance with the Stipulation and finds that such fee is fair and reasonable.

10.      Neither the Stipulation nor the Settlement, including the Exhibits attached thereto, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempt to be offered or used in any way as a concession, admission, or evidence of the validity of any Released Claims or any fault, wrongdoing or liability of the Released Persons or CHSI; or (b) is or may be deemed to be or may be used as a presumption, admission, or evidence of any liability, fault or omission of any of the Released Persons or CHSI in any civil, criminal or administrative or other proceeding in any court, administrative agency, tribunal or other forum. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement, shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement and Stipulation, and except that the Released Persons may file or use the Stipulation, the Final Approval Order and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

11.       During the course of the Action, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11, any applicable Tennessee law and all other similar laws.

12.      Without affecting the finality of this Final Approval Order and the Judgment in any way, this Court hereby retains continuing jurisdiction over the Action and the parties to the Stipulation to enter any further orders as may be necessary to effectuate, implement and enforce the Stipulation and the Settlement provided for therein and the provisions of this Final Approval Order.

13.      This Final Approval Order and the Judgment is a final and appealable resolution in the Action as to all claims and the Court directs immediate entry of the Judgment forthwith by the Clerk in accordance with Rule 58, Federal Rules of Civil Procedure, dismissing the Action with prejudice.

IT IS SO ORDERED.

DATED:	January 17, 2017	/s/ Kevin H. Sharp
THE HONORABLE KEVIN H. SHARP
UNITED STATES DISTRICT JUDGE

Submitted by:

ROBBINS GELLER RUDMAN
& DOWD LLP
DARREN J. ROBBINS
BENNY C. GOODMAN III
ERIK W. LUEDEKE
JUAN CARLOS SANCHEZ

/s/ Benny C. Goodman III
BENNY C. GOODMAN III

655 West Broadway, Suite 1900

San Diego, CA 92101

Telephone: 619/231-1058

619/231-7423 (fax)

ROBBINS GELLER RUDMAN

   & DOWD LLP

JOHN C. HERMAN

Monarch Centre, Suite 1650

3424 Peachtree Road, N.E.

Atlanta, GA 30326

Telephone: 404/504-6500

404/504-6501 (fax)

DAVIES, HUMPHREYS, HORTON

   & REESE

WADE B. COWAN

85 White Bridge Road, Suite 300

Nashville, TN 37205

Telephone: 615/256-8125

615/242-7853 (fax)

ROBBINS ARROYO LLP

BRIAN J. ROBBINS

KEVIN A. SEELY

ASHLEY R. RIFKIN

600 B Street, Suite 1900

San Diego, CA 92101

Telephone: 619/525-3990

619/525-3991 (fax)

SULLIVAN, WARD, ASHER & PATTON, P.C.

MICHAEL J. ASHER

25800 Northwestern Highway

1000 Maccabees Center

Southfield, MI 48075-1000

Telephone: 248/746-0700

248/746-2760 (fax)

Attorneys for Plaintiffs

PROSKAUER LLP
PETER DUFFY DOYLE

/s/ Peter D. Doyle
PETER DUFFY DOYLE

Eleven Times Square

New York, NY 10036-8299

Telephone: 212/969-3000

212/969-2900 (fax)

Counsel for Defendants Wayne T. Smith, W. Larry

Cash, John A. Clerico, John A. Fry, William

Norris Jennings, Julia B. North, H. Mitchell

Watson, Jr. and Counsel for T. Mark Buford and

James S. Elv III

ROBBINS, RUSSELL, ENGLERT, ORSECK,

   UNTEREINER & SAUBER LLP

GARY A. ORSECK

MICHAEL L. WALDMAN

ALISON C. BARNES

MATTHEW M. MADDEN

/s/ Matthew Madden
MATTHEW M. MADDEN

1801 K Street, N.W., Suite 411L

Washington, DC 20006

Telephone: 202/775-4500

202/775-4510 (fax)

RILEY, WARNOCK & JACOBSON, PLC

STEVEN A. RILEY

JOHN R. JACOBSON

MILTON S. McGEE III

1906 West End Avenue

Nashville, TN 37203

Telephone: 615/3203700

615/320-3737 (fax)

Counsel for Nominal Defendant Community

Health Systems, Inc.

UNITED STATES DISTRICT COURT

MIDDLE DISTRICT OF TENNESSEE

NASHVILLE DIVISION

In re COMMUNITY HEALTH SYSTEMS,	)	Master Docket No. 3:11-cv-00489
INC. SHAREHOLDER DERIVATIVE	)
LITIGATION	)	(Consolidated with No. 3:11-cv-00598 and
	)	No. 3:11-cv-00952)
)
This Document Relates To:	)	Judge Kevin H. Sharp
)
ALL ACTIONS.	)	Magistrate Judge Joe B. Brown
)

STIPULATION OF SETTLEMENT

This Stipulation of Settlement, dated November 18, 2016 (“Stipulation” or “Settlement”), is made and entered into by and among the following parties, and by and through their respective counsel: (i) Plaintiffs Roofers Local No. 149 Pension Fund (the “Roofers”) and Plumbers and Pipefitters Local Union No. 630 Pension-Annuity Trust Fund (the “Plumbers”), in the action captioned In re Community Health Systems, Inc. Shareholder Derivative Litigation, Master Docket No. 3:11-cv-00489 (the “Action”) (on behalf of themselves and derivatively on behalf of Community Health Systems, Inc. (“CHSI” or the “Company”)); (ii) Defendants Wayne T. Smith, W. Larry Cash, John A. Clerico, John A. Fry, William Norris Jennings, Julia B. North, and H. Mitchell Watson, Jr. (together, “Settling Defendants”); and (iii) Nominal Party CHSI (together, the “Settling Parties”). The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below) upon Court approval and subject to the terms and conditions hereof.

I.	BRIEF OVERVIEW OF THE ACTION

A.	Commencement and Consolidation of the Action

On May 24 and June 21, 2011, respectively, plaintiffs Plumbers and Roofers filed shareholder derivative actions asserting claims on behalf of CHSI for alleged violations of law, including allegations that CHSI’s directors and certain of its officers breached their fiduciary duties owed to the Company. On September 28, 2011, the Court consolidated the derivative actions and appointed Robbins Geller Rudman & Dowd LLP and Robbins Arroyo LLP as Lead Counsel for Plaintiffs. On November 29, 2011, the Court further consolidated a derivative action captioned Sweat v. Smith, et al., No. 3:11-cv-00952, with the Plumbers’ and Roofers’ actions.

On March 15, 2012, Plaintiffs filed a Verified Amended Consolidated Shareholder Derivative Complaint for Breach of Fiduciary Duty, Corporate Waste and Unjust Enrichment (“Amended Consolidated Complaint”) (Dkt. No. 50). The Amended Consolidated Complaint alleged that Defendants breached their fiduciary duties by causing CHSI to adopt an unlawful inpatient admissions policy to enable CHSI to artificially inflate reimbursement payments from Medicare, Medicaid and other payer sources, resulting in damages to the Company. Id., ¶¶2-7, 45-85.

B.	Defendants’ Motion to Dismiss and Motion for Reconsideration

On May 14, 2012, Defendants filed a Motion to Dismiss the Amended Consolidated Complaint (“Motion to Dismiss”) (Dkt. No. 53). In the Motion to Dismiss, Defendants argued, among other things, that the Amended Consolidated Complaint failed to adequately plead futility of demand. Defendants also argued that the facts pleaded in the Amended Consolidated Complaint failed to state any actionable claim for relief. Id. On July 13, 2012, Plaintiffs filed an Opposition to the Motion to Dismiss (“Opposition”) (Dkt. No. 58).

On June 13, 2013, the Court, the Honorable John T. Nixon presiding, conducted a hearing on the Motion to Dismiss. Thereafter, on September 27, 2013, the Court issued an Order denying in part and granting in part the Motion to Dismiss (“September 27, 2013 Order”) (Dkt. No. 87). More particularly, the Court ruled that Plaintiffs had adequately pleaded demand futility under Delaware law on their fiduciary duty claim, but not on their gross mismanagement, corporate waste, or unjust enrichment claims.

On October 14, 2013, Defendants filed a Motion for Reconsideration of Order Granting in Part and Denying in Part Motion to Dismiss (“Motion for Reconsideration”) (Dkt. No. 89), which Plaintiffs opposed on October 30, 2013 (Dkt. No. 95). The Court denied the Motion for Reconsideration on December 22, 2014 (Dkt. No. 140). In particular, the Court held that “Defendants have not presented sufficient grounds to reconsider its [the Court’s] decision to deny Defendants’ Motion to Dismiss with respect to Plaintiffs’ breach of fiduciary duties claim.” Id. at 8.

C.	Discovery

On November 10, 2014, the Court, the Honorable Joe B. Brown, United States Magistrate Judge, presiding, conducted an Initial Case Management Conference. Following the Conference, the Court issued an Order establishing a pre-trial schedule. Dkt. No. 136. Thereafter, the parties began to engage in a vigorous discovery process.

As discovery progressed, the parties served written discovery on each other, as well as issued subpoenas to third parties, and have briefed at least seven discovery-related issues for the Court. As of today, Plaintiffs have collected and reviewed approximately 2.7 million pages of documents and have deposed 39 witnesses, including most of the Settling Defendants, CHSI’s top executives and numerous hospital-level representatives. Similarly, Defendants obtained over 10,000 pages of documents from Plaintiffs and have deposed representatives from both Roofers and Plumbers. Finally, with an expert discovery period fast approaching, the Settling Parties engaged numerous expert witnesses who had begun to compile and review materials in anticipation of drafting their respective reports.1

D.	Settlement Negotiations

On or about November 10, 2014, the Court also directed the parties to explore private resolution of the Action through mediation. The parties agreed to participate in a mediation before the Honorable Layn R. Phillips, United States District Judge (Ret.). The Court directed pre-mediation discovery, which included CHSI’s production of all documents that the Company and its affiliates had provided to the Department of Justice in connection with related Government subpoenas. The parties then participated in an in-person mediation session before Judge Phillips on April 17, 2015. This April 2015 mediation was unsuccessful.

While the parties pushed forward with the litigation and discovery, the Settling Parties continued to talk about resolution with the help of Judge Phillips. After months of discovery and, nearing the discovery cut-off set by the Court, the Settling Parties engaged in a second in-person mediation session with Judge Phillips on September 9, 2016. While the Settling Parties did not reach an agreement to settle the Action at that session, the Settling Parties continued negotiations with the assistance of Judge Phillips in parallel with ongoing discovery. These efforts culminated with the Settling Parties agreeing to settle this Action for a $60 million payment from the Settling Defendants’ insurance carriers and the Company agreeing to adopt meaningful corporate governance reforms relating to the issues raised by this Action, subject to the negotiation of the terms of this Stipulation of Settlement and approval by the Court. The Settling Parties further agreed that $40

1    On October 5, 2016, Plaintiffs stipulated to the dismissal of defendant T. Mark Buford, and on October 12, Judge Sharp entered an order consistent with that stipulation. On October 25, 2016, Plaintiffs filed an unopposed motion to amend the complaint. Unlike the then-operative complaint, the proposed Second Amended Verified Consolidated Derivative Complaint did not name James S. Ely III as a defendant, and did not assert claims of gross mismanagement, corporate waste, or unjust enrichment. Magistrate Judge Brown granted the motion for leave to amend the same day, and Plaintiffs subsequently filed the Second Amended Verified Consolidated Derivative Complaint.

million of that settlement payment should be payable to the Company, and $20 million should be payable to counsel for the Plaintiffs as attorneys’ fees and expenses, subject to Court approval.

E.	Approval of the Settlement by the CHSI Board

On November 2, 2016, the CHSI Board, exercising its business judgment, unanimously approved the Settlement and its terms as being in the best interest of CHSI and its stockholders.

II.	CLAIMS OF PLAINTIFFS AND BENEFITS OF SETTLEMENT

Plaintiffs and Plaintiffs’ Counsel believe that the claims asserted in the Action have merit. However, Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Settling Defendants through trial and potential appeals. Plaintiffs and Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in a complex action such as this one, as well as the difficulties and delays inherent in such litigation. Plaintiffs and Plaintiffs’ Counsel also are mindful of the inherent problems of proof of, and possible defenses to, the claims asserted in the Action. Based on their evaluation, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement set forth in this Stipulation is in the best interests of CHSI and its stockholders.

III.	THE SETTLING DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Settling Defendants have denied and continue to deny each and every one of the claims and contentions alleged by the Plaintiffs in the Action. The Settling Defendants expressly have denied and continue to deny all allegations of wrongdoing or liability against them or any of them arising out of, based upon or related to any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. Without limiting the foregoing, the Settling Defendants have denied and continue to deny, among other things, that they breached their fiduciary duties or any other duty owed to CHSI or its stockholders, or that Plaintiffs, CHSI, or its stockholders suffered any damage or were harmed as a result of any conduct alleged in the Action or otherwise. The Settling Defendants have further asserted and continue to assert that at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of CHSI and its stockholders.

Nonetheless, the Settling Defendants also have taken into account the expense, uncertainty and risks inherent in any litigation, especially in a complex case like the Action. Therefore, the Settling Defendants have determined that it is desirable and beneficial that the Action, and all of the Settling Parties’ disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Pursuant to the terms set forth below, this Stipulation (including all of the Exhibits hereto) shall in no event be construed as or deemed to be evidence of an admission or concession by the Settling Defendants with respect to any claim of fault, liability, wrongdoing, or damage whatsoever.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Plaintiffs (for themselves and derivatively on behalf of CHSI), the Settling Defendants, and CHSI, that in exchange for the consideration set forth below, the Action and Released Claims shall be fully, finally and forever compromised, settled, discharged, relinquished and released, and the Action shall be dismissed with prejudice as to the Settling Defendants, upon and subject to the following terms and conditions:

1.	Definitions

As used in this Stipulation the following terms have the meanings specified below:

1.1          “Action” means, collectively, the consolidated shareholder derivative action pending in the Middle District of Tennessee under the caption In re Community Health Systems, Inc. Shareholder Derivative Litigation, Master Docket No. 3:11-cv-00489, pending before the Honorable Kevin H. Sharp.

1.2          “CHSI” means Community Health Systems, Inc., including, but not limited to, its predecessors, successors, subsidiaries, affiliates, divisions, and assigns.

1.3           “Company Portion” means the balance of the Settlement Payment and any other sum in the Settlement Escrow after accounting for and deducting the Fee and Expense Amount.

1.4          “Court” means the United States District Court for the Middle District of Tennessee.

1.5          “Effective Date” means the first date by which all of the events and conditions specified in ¶6.1 of this Stipulation have been met and have occurred.

1.6          “Fee and Expense Amount” means $20,000,000, subject to Court approval.

1.7          “Final” means the time when the Judgment has not been reversed, vacated, or modified in any way and is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process or because of passage, without action, of time for seeking appellate review. More specifically, it is that situation when: (1) either no appeal has been filed and the time has passed for any notice of appeal to be timely filed in the Action; or (2) an appeal has been filed and the court(s) of appeal has/have either affirmed the Judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed and the appellate court mandate(s) has/have issued; or (3) a higher court has granted further appellate review and that court has either affirmed the underlying Judgment or affirmed the court of appeal’s decision affirming the Judgment or dismissing the appeal.

1.8           “Final Approval Order” means the Order Approving Derivative Settlement and Order of Dismissal with Prejudice, substantially in the form attached as Exhibit B hereto.

1.9          “Judgment” means the judgment to be rendered by the Court in the Action upon its final approval of the Settlement, substantially in the form attached as Exhibit C hereto.

1.10         “Person” means an individual, corporation, limited liability company, professional corporation, limited liability partnership, partnership, limited partnership, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity, and each of their spouses, heirs, predecessors, successors, representatives, or assignees.

1.11        “Plaintiffs” means collectively the Roofers and the Plumbers.

1.12        “Plaintiffs’ Counsel” means any counsel that has appeared of record or rendered legal services to any of the Plaintiffs in connection with the Action.

1.13        “Related Parties” means (i) as to CHSI, CHSI’s past or present directors, officers, managers, employees, partners, agents, attorneys, accountants, auditors, banks, insurers, co-insurers, re-insurers, consultants, experts, successors, subsidiaries, divisions, joint ventures, assigns, general or limited partners or partnerships, limited liability companies, any entity in which CHSI has a controlling interest, and all officers, directors and employees of CHSI’s current and former subsidiaries, and (ii) as to the Settling Defendants, (1) each spouse, immediate family member, heir, executor, estate, administrator, agent, attorney, accountant, auditor, bank, insurer, co-insurer, re-insurer, advisor, consultant, expert, or affiliate of any of them, (2) any trust in respect of which any Settling Defendant, or any spouse or family member thereof serves as a settlor, beneficiary or trustee, and (3) any entity in which a Settling Defendant, or any spouse or immediate family member thereof, holds a controlling interest or for which a Settling Defendant has served as an employee, director, officer, managing director, advisor, general partner, limited partner, or member and any collective investment vehicle which is advised or managed by any of them. For the sake of clarity, and without limitation, James S. Ely III and T. Mark Buford, each previously a defendant in this Action, are among the Related Parties.

1.14        “Released Claims” means all claims, demands, rights, liabilities and claims for relief of every nature and description whatsoever, known or unknown (as set forth below), that have been, and could have been, asserted in the Action by Plaintiffs, CHSI, or any CHSI stockholder derivatively on behalf of CHSI against the Settling Defendants, based on the Settling Defendants’ acts and/or omissions in connection with, arising out of, or relating to, the facts, transactions, events, matters, occurrences, acts, disclosures, statements, omissions or failures to act related to CHSI’s inpatient admission policies and procedures that Plaintiffs allege violated certain federal laws through and including the date of execution of this Stipulation.

1.15         “Released Persons” means the Settling Defendants, CHSI and their respective Related Parties.

1.16         “Settlement” means the terms and conditions contained in this agreement.

1.17         “Settling Defendants” means Wayne T. Smith, W. Larry Cash, John A. Clerico, John A. Fry, William Norris Jennings, Julia B. North, and H. Mitchell Watson, Jr.

1.18        “Settling Parties” means, collectively, each of the Plaintiffs, the Settling Defendants and CHSI.

1.19        “Stipulation” means this agreement.

1.20         “Unknown Claims” means any Released Claims which Plaintiffs, CHSI or a CHSI stockholder does not know or suspect to exist in his, her or its favor at the time of the release of the

Released Persons, including claims which, if known by him, her or it, might have affected his, her or its settlement with, and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs, CHSI, and its stockholders shall be deemed to have, and by operation of the Judgment shall have, expressly waived, the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Further, with respect to any and all claims released pursuant to ¶¶4.1-4.3 below, the Settling Parties stipulate and agree that, upon the Effective Date, each of the Released Persons also shall expressly waive, and by operation of the Judgment shall have expressly waived any and all provisions, rights and benefits conferred by any law of any jurisdiction or any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Plaintiffs, CHSI and each CHSI stockholder may hereafter discover facts in addition or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge, and the CHSI stockholders shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part.

2.        Consideration

2.1       In connection with the Settlement of the Action, the Insurers shall pay $60,000,000 in the aggregate (the “Settlement Payment”) in the manner described in ¶2.3. In addition, in connection with the settlement of the Action, the CHSI Board shall adopt the corporate governance measures specified herein within thirty (30) days after the Final Approval Order for the proposed Settlement is entered by the Court, and maintain such measures for at least four (4) years except in the event that public shareholders no longer hold 10% or more of the CHSI’s outstanding stock.

2.2       CHSI acknowledges and agrees that the payment of the Company Portion and implementation of the corporate governance measures set forth in ¶2.4 below will confer substantial benefits upon CHSI and its stockholders. CHSI also acknowledges that the commencement, prosecution, and settlement of the Action were material and substantial factors in the Company’s ability to receive the Company Portion and in the Board’s decision to adopt, implement, and maintain the corporate governance reforms set forth in ¶2.4 below.

2.3        The Settlement Payment:

(a)       Settling Defendants’ insurance carriers (the “Insurers”) shall pay or cause to be paid the Settlement Payment, no later than twenty-one (21) days following the later of (i) entry of an order granting preliminary approval of the Settlement by the Court, and (ii) receipt by the Insurers in writing of all necessary instructions for payment by wire transfer or by check, including necessary W-9 forms (the “Funding Date”), directly into an interest-bearing escrow account (the “Settlement Escrow”) on terms agreed to by the Settling Parties in an escrow agreement governing the Settlement Escrow (the “Escrow Agreement”). Counsel for the Company shall serve as the escrow agent for the Settlement Escrow (in such capacity, the “Escrow Agent”).

(b)      The Settling Parties acknowledge and agree that:

         (i)        the amounts deposited in the Settlement Escrow, while on deposit therein, are not, and shall not be deemed to be, property of the estate of any Person (including, but not limited to, any Settling Party or any Insurer) within the meaning of 11 U.S.C. §541 or any similar provision of any other law;

        (ii)        each of the Settling Parties hereby disclaims, releases, and waives any right it may have to assert that it has any equitable title to any amount in the Settlement Escrow other than each of the Settling Parties’ rights, if any, to receive from the Settlement Escrow the Company

Portion or the Fee and Expense Amount, as applicable, as provided for in this Stipulation, the Escrow Agreement, and the Final Approval Order;

        (iii)        neither the Settling Defendants nor CHSI is funding any portion of the amounts being deposited into the Settlement Escrow;

       (iv)        the commencement by or against any Settling Party of a case or proceeding under title 11 of the United States Code, any state insolvency or receivership law, or any state law relating to general assignment for the benefit of creditors, composition, marshaling, or other similar arrangements and procedures, shall not operate to stay, terminate, cancel, suspend, excuse, delay, impede, or otherwise interfere with or impair (x) the rights, if any, of the other Settling Parties to receive the Company Portion and the Fee and Expense Amount, as applicable, from the Escrow Account, as applicable, pursuant to this Stipulation, the Escrow Agreement, and the Final Approval Order, or (y) the duties of the Escrow Agent under this Stipulation, the Escrow Agreement, and the Final Approval Order, including, but not limited to, the Escrow Agent’s obligation to release the Company Portion and/or the Fee and Expense Amount consistent with ¶¶2.3(d) and 5.1 of this Stipulation;

          (v)        the Settling Defendants shall not have any interest in any amounts deposited in the Settlement Escrow at any time;

        (vi)        CHSI shall not have any interest in any amounts deposited in the Settlement Escrow corresponding to the Fee and Expense Amount at any time;

        (vii)        the Insurers shall have no interest in any amounts deposited in the Settlement Escrow at any time unless, until, and solely to the extent that any funds are due to the Insurers pursuant to ¶¶2.3(d) and (e) and 5.2 below; and

       (viii)        in the event of the entry of a final order of a court of competent jurisdiction determining that the payment of the Settlement Payment or any portion thereof by any Person is a preferential transfer, voidable or avoidable transfer, fraudulent transfer, or similarly recoverable transaction and requiring any portion thereof to be returned, and such amount is not promptly deposited into the Settlement Escrow by the Settling Defendants or others on their behalf, then, at the election of Plaintiffs, Plaintiffs may move the Court to vacate and set aside the Judgment, in which event the Settling Parties, Released Persons, and Related Parties shall be restored to their respective positions that existed immediately prior to October 23, 2016.

(c)       None of the Settling Parties shall have any right, title, or interest in or to, or possession of, the Settlement Escrow, and therefore shall not have the ability to pledge, convey, hypothecate, or grant as security all or any portion of the funds in the Settlement Escrow, unless and until, and solely to the extent that, any such funds have been released from escrow pursuant to this Stipulation and the applicable escrow agreement and received by a Settling Party. The Escrow Agent shall be in sole possession of the funds therein solely in its capacity as such, and shall not act as custodian of the Settling Parties for purposes of perfecting a security interest therein, and no creditor of any of the Settling Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of either of the Settlement Escrow as collateral for or in satisfaction of any obligation, and shall not be able to obtain a security interest in any of the funds in the Settlement Escrow unless and until, and solely to the extent that, any such funds have been released from escrow pursuant to this Stipulation and the applicable escrow agreement and received by a Settling Party.

(d)      The Escrow Agent shall pay the Company Portion, as defined above, to the Company or its designee fourteen (14) calendar days after entry of the Final Approval Order, without further action or authorization by or on behalf of Plaintiffs, Plaintiffs’ Counsel, the Company, or any of the Settling Parties other than notifying the Escrow Agent of the entry of such order, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof. If the Settling Parties fail to obtain entry of the Final Approval Order within 180 calendar days of the Funding Date (the “Approval Deadline”), or if the Final Approval Order is subsequently overturned by an order or judgment that is not subject to further approval, appeal, reconsideration, rehearing, or review, in either circumstance for any reason, the Company shall be obligated to refund or repay (or to cause to be refunded or repaid) the Company Portion and any Fee and Expense Amount that has been disbursed as Plaintiffs’ attorneys’ fees and expenses (the “Refund Amount”), to the Insurers, within fourteen (14) calendar days after the date such order or judgment ceases to be subject to further approval, appeal, reconsideration, rehearing, or review (the “Refund Date”).

(e)       Notwithstanding ¶2.3(d) above, if the parties re-file in a court of competent jurisdiction prior to any Refund Date a renewed motion for preliminary or final approval of the Settlement to which the Insurers have provided prior written consent (not to be unreasonably withheld), the Company’s obligation to repay or refund the Refund Amount to Insurers shall be suspended, and the Approval Deadline for final and non-appealable approval of the Settlement shall be reset to 90 calendar days after the date of such filing. If the parties fail to obtain such final approval by the reset Approval Deadline, or if any such approval of the Settlement is subsequently overturned by a final order or judgment that is not subject to further approval, appeal, reconsideration, rehearing, or review, in each case for any reason, the Company shall be obligated to refund or repay (or to cause to be refunded or repaid) the Refund Amount to the Insurers within fourteen (14) calendar days after the date such order or judgment ceases to be subject to further approval, appeal, reconsideration, rehearing, or review.

(f)      The Settling Defendants represent and warrant, with respect to the Settlement Payment made or to be made by the Insurers on their behalf, at the time of entering into this Stipulation and at the time the Settlement Payment is made, that neither they nor any Person contributing to the Settlement Payment on their behalf are insolvent, nor will the payment of the Settlement Payment by them or on their behalf render them insolvent, within the meaning of and/or for the purposes of title 11 of the United States Code (including, but not limited to, sections 101 and 547 thereof). The foregoing representation is made by each of the Settling Defendants and not by their counsel.

2.4        The Corporate Governance Reforms:

I.	CHSI BOARD OF DIRECTORS (“BOARD”)

1.        Shareholder Nominated Directors. CHSI’s Governance and Nominating Committee shall work with plaintiffs’ corporate governance expert to secure the names of six mutually acceptable candidates for election to the Board who have no prior connection to the

Company, its directors, or to its senior officers. The candidates shall be additional independent directors and will have expertise and experience with accounting issues and compliance. The Board shall then select two of these candidates to recommend for election at the next shareholders meeting.

(a)        The procedure for identifying and nominating directors shall be:

(i)        The designee of the Governance and Nominating Committee together with plaintiffs’ corporate governance expert, shall establish an objective set of criteria to be utilized in conducting the canvassing efforts detailed below;

(ii)        Each individual or entity holding more than at least 1% of CHSI’s common stock for a period of no less than one year, other than individuals who are current employees of CHSI, shall be jointly contacted by a representative of both CHSI and plaintiffs’ corporate governance expert for the purpose of requesting that such shareholder(s) provide the name(s) of prospective candidates for the Board;

(iii)      An appropriate review, including background information and interviews of prospective candidates, shall be conducted with respect to all candidates who express their consent to being considered and to serving as a director. No less than six candidates deemed qualified by the designated representative of CHSI and plaintiffs’ corporate governance expert shall be sent to the Governance and Nominating Committee for review;

(iv)        The Governance and Nominating Committee shall identify two candidates from those submitted for review, based on the business judgment of the committee’s members and input from plaintiffs’ corporate governance expert;

(v)        In the event that fewer than two candidates are nominated, the process detailed in §I.1.(a) above shall be repeated sequentially and two additional candidates shall be sent to the Governance and Nominating Committee for review and the Governance and Nominating Committee shall select from the candidates until both positions are filled;

(vi)        Once the candidates are identified by the Governance and Nominating Committee, the Board shall, subject to its fiduciary duties, nominate the candidates for election to the Board or, if no shareholders’ meeting is scheduled in the next ninety (90) days, the Board shall elect the candidates to fill any Board vacancies until such meeting is held and the candidates can be voted upon by shareholders;

(vii)        If, during the four years that this Agreement is in force, either of the two shareholder-nominated directors is no longer able to serve on the Board, or the Board in exercise of its business judgment can no longer nominate such director(s), the process described in §I.1.(a)(i)-(vi) above shall be repeated for the selection of a replacement director.

2.         Lead Independent Director. The Board shall designate one of the independent directors as the “Lead Director.”

3.        In addition to the duties of all Board members, the “Lead Director” shall be responsible for the following functions:

(a)         Seeking input from all directors as to the preparation of the agendas for CHSI Board and committee meetings.

(b)         Advising the Board as to the quality, quantity and timeliness of the flow of information from CHSI’s management that is necessary for the directors to effectively and responsibly perform their duties.

(c)         Assisting CHSI’s officers along with the Board of Directors’ Audit and Compliance Committee in assuring compliance with and implementation of all applicable state and federal healthcare laws, including but not limited to, Medicare and Medicaid laws, rules and regulations, and for revisions to CHSI’s policies, procedures and practices for compliance with and implementation of same.

(d)        Developing the agenda for, and moderate executive sessions of, the Board and act as principal liaison between the Board and management on sensitive issues.

(e)        Evaluating, along with the members of the Compensation Committee, the CEO’s performance and meeting with the CEO to discuss such evaluation.

4.        Director Compensation. The Board shall amend the Compensation Committee’s Charter to require that the Compensation Committee be comprised solely of independent directors.

5.        The Board shall adopt a policy providing for the following types and restrictions on director’s compensation:

(a)        At least one-half of directors’ annual fees shall be paid in stock, provided that this amount may be reduced by any restricted stock awards granted to a director. In addition, directors shall be required to maintain ownership of stock in the company equal to five (5) times the value of the individual’s annual base salary if a company executive or five (5) times the value of the director’s annual fees if a non-executive director.

(b)        Aside from meeting-related expenses such as airfare, hotel accommodations and modest travel/accident insurance, directors shall receive no other perquisites. Health, life and other forms of insurance, financial planning, automotive allowances and similar perquisites shall not be provided as benefits to directors.

(c)        Non-employee directors shall not be eligible to receive any change-in-control payments or severance arrangements of any kind.

II.	ESTABLISHMENT OF A HEALTHCARE LAW COMPLIANCE COORDINATOR

1.        Subject to the approval of the Inspector General’s Office of HHS, the Board shall hire or appoint a Healthcare Law Compliance Coordinator (“Compliance Coordinator”), who will work with the Company’s CCO to coordinate and oversee implementation of the Company’s compliance programs, with particular emphasis on Medicare and Medicaid compliance programs.

2.        The Compliance Coordinator shall hold a juris doctor and/or Masters (or higher degree) in Health Administration and have substantial knowledge of, and experience with, the type of compliance issues historically and/or routinely experienced by CHSI, with a particular emphasis on Medicare and Medicaid compliance.

3.        The Compliance Coordinator shall meet with CHSI’s CCO at least bi-monthly regarding the Company’s policies, procedures, and practices designed to ensure Medicare and Medicaid compliance, and shall work with the CCO to create quarterly reports regarding compliance matters.

4.        The Compliance Coordinator shall report directly to the CEO and shall meet with both the Audit and Compliance Committee of the Board of Directors and the General Counsel at least quarterly to review and act upon the quarterly reports prepared by the Compliance Coordinator and the CCO. The Compliance Coordinator shall also report to the Audit and Compliance Committee as requested, including when requested to provide assistance in connection with any investigation or review of a potential violation of law or in connection with any review of CHSI’s Medicare and Medicaid billing policies or procedures.

5.        The Board, with input from the Compliance Coordinator and the CCO, shall review the existing Code of Conduct and Medicare and Medicaid Compliance Program on an annual basis and approve amendments, if needed. The Program, Compliance Code and Code of Conduct, as well as all other CHSI’s ethics or legal policies, and any amendments or upgrades to the Code of Conduct and Medicare and Medicaid Compliance Program shall be immediately distributed to all CHSI directors, officers and relevant employees, agents or independent contractors, as appropriate. In addition, the Code of Conduct shall be posted on the Company’s website and intranet.

6.        The Compliance Coordinator or his designee shall conduct bi-annual reviews of the Medicare and Medicaid Compliance Program and shall conduct at least annually unannounced visits to 10% of the Company’s then existing hospitals/facilities as of the beginning of each calendar year (on a rotating basis) to ensure compliance. The Compliance Coordinator shall conduct at least six unannounced visits to Company hospitals annually. The Compliance Coordinator shall prepare written reports regarding the bi-annual reviews and any results or conclusions reached concerning the compliance status. These bi-annual reports shall be provided to the Board and maintained by the Company’s General Counsel within the legal department for a period of at least ten (10) years.

7.        CHSI’s Corporate Compliance Directors shall be the liaison between each hospital or facility from which CHSI conducts operations and the CCO. The Company’s Corporate Compliance Directors shall provide monthly written reports to the CCO concerning the compliance status of hospitals within their respective divisions, and communicate orally with the CCO at least bimonthly.

8.        In addition to the bi-annual reports, the Compliance Coordinator shall provide a written report to the Audit and Compliance Committee of the Board, the CEO, General Counsel at least quarterly (before the issuance of the Company’s SEC Form 10-Q filings) concerning the functioning of the Medicare and Medicaid Compliance Program and the Code of Conduct (and any potential or actual violations thereof). These reports shall be maintained as exhibits to the Audit and Compliance Committee Board minutes, and such minutes shall be maintained by the Company’s General Counsel within the legal department for a period of at least ten (10) years.

9.        In addition to the presentation of the bi-annual reports, the Compliance Coordinator shall have the right to attend and speak at each meeting of the Board (or any committee thereof) regarding the functioning of the Medicare and Medicaid Compliance Program.

10.      The Compliance Coordinator shall be responsible for oversight of CHSI’s Disclosure Program (including the Hotline and Log) and shall be responsible for providing documentation concerning the Disclosure Hotline (and log) to the Audit and Compliance Committee.

III.	CONFIDENTIAL DISCLOSURE PROGRAM

1.        The Compliance Coordinator shall review and oversee the confidential disclosure mechanisms in CHSI’s current policy to ensure that:

(a)      The policy makes clear that the confidential disclosure provisions are designed to report any potential or actual suspected violation of the federal and/or state healthcare laws, including but not limited to, the Medicare and/or Medicaid laws, rules and regulations, and not simply to report violations of internal CHSI policies.

(b)      In addition to the other existing mechanisms for reporting a complaint, the reporting person (i.e., the “disclosing person”) shall be directed to report the matter to an independent party (the “Third Party”) retained by the Company to receive such complaints by mail or e-mail. Such complaints may be anonymous, but the Board shall encourage the disclosing persons to reveal their identity to permit a more efficient and timely resolution of the matter. The Board shall also have the power, at its discretion, to reward employees who come forward within the Company and promptly bring meritorious complaints and concerns to the Company’s attention.

(c)      All complaints received by the Third Party shall be forwarded in writing (translated into English where necessary) to the CCO who shall promptly investigate each complaint.

(d)      The log of Disclosure complaints as well as the results of all investigations of complaints shall be memorialized in writing and maintained by the Compliance Coordinator for a period of not less than ten (10) years. The Company shall require its external auditor to review the log and investigation results in connection with each annual audit.

(e)      Where the disclosing person has identified him/her/itself in a complaint, the Compliance Coordinator shall notify the disclosing person when the investigation or evaluation of the complaint is complete and the results thereof. If the disclosing person does not believe his/her/its report was properly explained or resolved, he/she/it may contact the full Board and CHSI’s external auditor concerning the complaint.

(f)      All contact information and reporting directions shall be conspicuously and widely posted by CHSI on its website and elsewhere, as to be available not only to CHSI employees but also to patients, vendors and other third parties.

IV.	CLAWBACK IN THE EVENT OF RESTATEMENT

1.        CHSI shall modify its claw-back policy to require the Company to “claw-back” any compensation paid to CEO or CFO for any accounting restatement due to the material noncompliance of CHSI with any financial reporting requirement under the federal and/or state securities laws. For any such accounting restatement, CHSI shall recoup all incentive-based compensation (calculated as the excess amount paid on the basis of the restated results) paid to such officer(s) during the two-year period preceding the date the Company is required to prepare the restatement.

2.        The modified “ClawBack” policy shall also require the Company to “claw-back” compensation as described herein regardless of any lesser “claw-back” obligations enacted by the United States Securities & Exchange Commission pursuant to Section 954 of the Dodd-Frank Act.

3.        The claw-back provision set forth above shall be incorporated into all future employment agreements with any CEO or CFO, and all current employment agreements with the current CEO and CFO shall be amended to incorporate these provisions. Additionally, until the Company begins entering into written employment agreements with its executive officers, the claw-back provisions set forth above shall be incorporated into separate written agreements between the Company and its applicable executive officers (including requiring executives to voluntarily repay compensation when necessary under these provisions). The Board shall not hire and/or shall terminate any executives who do not agree to such amendments.

V.	INSIDER TRADING CONTROLS

1.        The Board shall appoint a management level committee consisting of CHSI’s CFO and General Counsel, which committee shall be responsible for ensuring compliance with CHSI’s stock trading. The committee will be designated the “Trading Compliance Committee,” and shall be responsible for developing (with Board involvement), present to the Board for approval, and monitoring and updating (with Board involvement and approval) a comprehensive program designed to ensure compliance with CHSI’s insider stock trading policy (“Trading Compliance Policy”).

2.        The Board shall be responsible for direct oversight of the Trading Compliance Program and the members of the Board will have direct access to the Trading Compliance Committee, including the opportunity to meet with the Trading Compliance Committee outside the presence of any other members of management. At least once a year, the non-executive members of the Board shall receive a report from the Trading Compliance Committee.

3.        CHSI shall not buy back stock from any Section 16 officer or any director in the open market or otherwise, except in connection with the payment of taxes relating to the vesting of restricted stock.

4.        Any director or elected officer who acquires CHSI shares via option exercise, shall retain 100% of the net shares acquired, after taking into account the sale of shares to pay taxes and the option exercise price, for at least 12 months or such earlier time as the individual ceases to be a director or officer of CHSI or until such time as the individual satisfies the stock ownership metrics set forth in §I.5(a) above (or in the case of an officer, the stock ownership metrics set forth in CHSI’s Governance Guidelines posted on its website).

VI.	POLITICAL EXPENDITURE DISCLOSURE POLICY

The Board shall adopt the following Political Contribution Policy (“Policy”).

1.        Statement of Policy

(a)      CHSI acknowledges that existing and proposed laws, legislation, regulations and policy initiatives, including but not limited to those regarding the federal and state healthcare laws, may have a significant impact on CHSI and its operations. As such, CHSI may engage in transparent and responsible participation in the political process at the U.S. federal and/or state level.

(b)      CHSI’s political contributions shall be subject to the approval of senior management and oversight by the Governance and Nominating Committee of the Board of Directors.

(c)        No CHSI resources, including but not limited to, the use of Company premises, use of Company equipment, or monetary payments, may be contributed to any political candidate, political committee political party, ballot measure committee, or to other organization for use in making Political Expenditures without specific approval and disclosure if applicable as set forth under this Policy.

(d)        For the purpose of this Policy, the term “Political Expenditures” shall mean all monetary and non-monetary payments that CHSI intended to be used, or had reason to believe would be used, to participate in or influence public opinion with respect to any political campaign on behalf of or in opposition to any candidate for public office or any voter referenda ballot measures, including but not limited to all funds meeting the above description that were provided to any candidate, candidate committee, political organization, political party, business association, advocacy organization, educational group, media organization, political action committee, or any other comparable entity, whether or not it qualifies as a 501(c)(4) organization.

2.         Promotion of Company Interests

(a)      All Political Expenditures made with CHSI funds or resources shall be used solely to promote the interests of the Company, and shall be made without regard for the personal political preferences of CHSI’s directors, officers, employees, independent contractors and/or agents.

3.         Approvals

(a)      No Political Expenditures shall be made using CHSI funds or resources to, or in support of, any political candidate, political campaign, political party, political committee, or public official in any country, or to any other organization for use in making Political Expenditures, unless the contribution is lawful and expressly authorized in writing by the Company’s CEO, CFO, and General Counsel, to ensure consistency with CHSI’s business objectives and public policy priorities.

(b)        Any employee who believes that a payment using CHSI funds that the employee has requested may be used in making Political Expenditures must contact the General Counsel to determine whether the payment requires the approvals specified in the preceding paragraph.

4.         Oversight

(a)        The Governance and Nominating Committee of the CHSI Board of Directors shall be responsible for overseeing CHSI’s political activity and contributions, including Political Expenditures to trade associations or other organizations, to ensure consistency with the Company’s business objectives and public policy priorities.

(b)        The Governance and Nominating Committee shall no less than annually receive and review a report on CHSI’s political contributions and expenditures.

(c)        The Governance and Nominating Committee shall also annually review this Policy.

5.         Federal Political Contributions

(a)        CHSI shall not make any corporate contributions to federal candidates, federal campaign committees, national political party committees, and all other federal political committees.

(b)        CHSI shall not make contributions to “federal independent expenditure-only committees” as that term is defined by the Federal Election Commission.

6.         State Political Contributions

(a)        Where permitted by law, and with the required internal approvals set forth above in §VI.3, CHSI may participate in the political process at the state level by contributing to political candidates, political parties, political committees and ballot initiatives.

(b)        Information concerning any such political contributions will be posted to CHSI’s website pursuant to §VI.7 herein, and shall be updated at least quarterly. If CHSI chooses to make a contribution to a political committee that is a state or local independent expenditure-only committee, and the contribution would be publicly disclosed as required by law on state election agency websites, then the same information will also be posted to and maintained on CHSI’s website pursuant to §VI.7 herein.

7.         Internet and Website Disclosure

(a)        To ensure that CHSI’s political activities are transparent to all CHSI stakeholders, the Company shall disclose political activities as follows:

(i)        CHSI shall post to its website within 30 days of any applicable state reporting and disclosure obligation or within 90 days of any applicable reporting requirement greater than quarterly, any monetary and nonmonetary corporate contributions to political candidates, political parties, organizations intending to influence the outcome of ballot measures, and other political organizations established under Section 527 of the Internal Revenue Code, including recipient names and amounts given.

(ii)        CHSI shall post to its website and update within 30 days all contributions made by CHSI’s federal political action committee, and by any state or local political action committees established by CHS, including recipient names and amounts given.

3.           Settlement Procedures

3.1         After execution of this Stipulation, Plaintiffs shall submit the Stipulation together with its Exhibits to the Court and shall move for entry of an order substantially in the form of Exhibit A hereto (the “Preliminary Approval Order”), requesting, among other things, the preliminary approval of the Settlement set forth in the Stipulation, and approval for the filing and publication of the Settlement Notice, substantially in the forms attached hereto as Exhibits A-1 (“Notice”) and A-2 (“Summary Notice”; the Notice and Summary Notice collectively, the “Settlement Notice”), which shall include the general terms of the Settlement set forth in the Stipulation and the date of the Settlement Hearing as described below.

3.2         The parties agree to file a motion with the Court seeking to expedite a hearing on the Motion for Preliminary Approval of the Settlement.

3.3         Within five (5) business days of the issuance by the Court of an Order preliminarily approving the Settlement, CHSI shall cause the Stipulation and Notice to be furnished to the Securities and Exchange Commission via a Form 8-K, shall publish the Summary Notice for one day in Investor’s Business Daily, and shall post the Stipulation and Notice on CHSI’s website at www.chs.net/investor-relations/ such that visitors to the “Investors” section of the website, until entry of the Final Approval Order, will readily find a hyperlink to the Notice. The Company shall pay for reasonable costs, if any, of providing reasonable notice of the Settlement, in the form approved by the Court.

3.4        Plaintiffs will also request that forty-five (45) calendar days after the Settlement Notice is disseminated, the Court hold a hearing (the “Settlement Hearing”) to consider and determine whether the Final Approval Order and the Judgment, substantially in the forms of Exhibits B and C hereto, should be entered: (a) approving the terms of the Settlement as fair, reasonable and adequate; and (b) dismissing with prejudice the Action against the Settling Defendants.

3.5        Pending the Effective Date, all proceedings and discovery in the Action shall be stayed except as otherwise provided herein, and the Settling Parties shall not file or prosecute any other Action or proceedings relating to the Settlement.

4.           Releases

4.1        Upon the Effective Date, CHSI, each of CHSI’s stockholders and the Plaintiffs (acting on their own behalf and derivatively on behalf of CHSI), for good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged and dismissed with prejudice the Released Claims against the Released Persons and any and all causes of action or claims (including Unknown Claims) that have and could have been asserted in the Action by Plaintiffs, CHSI or any CHSI stockholder derivatively on behalf of CHSI against the Settling Defendants or the Released Persons, based on the Settling Defendants’ acts and/or omissions in connection with, arising out of, or relating to, the facts, transactions, events, matters, occurrences, acts, disclosures, statements, omissions or failures to act at issue in this Action, through and including the date of execution of this Stipulation, including claims arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

4.2         Upon the Effective Date, Plaintiffs (acting on their own behalf and derivatively on behalf of CHSI and its stockholders), CHSI and any Person acting on behalf of CHSI, for good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, shall be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Claims against any of the Released Persons or any action or other proceeding against any of the Released Persons arising out of, relating to, or in connection with the Released Claims, the Action, or the filing, prosecution, defense, settlement, or resolution of the Action. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

4.3         Upon the Effective Date, each of the Released Persons and the Related Parties, for good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Plaintiffs and Plaintiffs’ Counsel and all current CHSI stockholders (solely in their capacity as CHSI stockholders) from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

5.           Plaintiffs’ Counsel’s Separately Negotiated Attorneys’ Fees and Expenses

5.1         The Escrow Agent shall pay the Fee and Expense Amount, as defined above, from the Escrow Account to Robbins Geller Rudman & Dowd LLP, as receiving agent for Plaintiffs’ Counsel, within fourteen (14) calendar days after entry of the Final Approval Order, without further action or authorization by or on behalf of Plaintiffs, Plaintiffs’ Counsel, the Company, or any of the Settling Parties other than notifying the Escrow Agent of the entry of such order, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof. If final approval of the Settlement is subsequently overturned for any reason, by an order or judgment that is not subject to further approval, appeal, reconsideration, rehearing, or review, then within fourteen (14) calendar days after the date such order or judgment ceases to be subject to further approval, appeal, reconsideration, rehearing, or review (the “Fee Refund Date”), Plaintiffs’ Counsel shall be severally obligated to refund or repay to the Escrow Account (or if such account has been terminated, to CHSI or its successor in interest), the Fee and Expense Amount.

5.2        Notwithstanding ¶5.1 above, if the parties re-file in a court of competent jurisdiction prior to any Fee Refund Date a renewed motion for preliminary or final approval of the Settlement to which the Insurers have provided prior written consent (not to be unreasonably withheld), Plaintiffs’

Counsel’s obligation to repay or refund the Fee and Expense Amount to the Settlement Escrow shall be suspended, and the Fee Refund Date shall be reset to 90 calendar days after the date of such filing. If the parties fail to obtain such final approval by the reset Fee Refund Date, or if any such approval of the Settlement is overturned by an order or judgment that is not subject to further approval, appeal, reconsideration, rehearing, or review, in either circumstance for any reason, Plaintiffs’ Counsel shall be severally obligated to refund or repay the Fee and Expense Amount to the Settlement Escrow (or if such account has been terminated, to CHSI or its successor in interest) within fourteen (14) calendar days after such order or judgment ceases to be subject to further approval, appeal, reconsideration, rehearing, or review.

5.3        Plaintiffs’ Counsel shall consent to the jurisdiction and venue of the U.S. District Court for the Middle District of Tennessee, or of any other court of competent jurisdiction in Davidson County, Tennessee, in any action to obtain any refund, repayment or indemnification provided for in ¶¶5.1 & 5.2 above.

5.4        Neither CHSI nor the Settling Defendants shall have any responsibility or liability whatsoever with respect to the allocation of the attorneys’ fees awarded in this matter among Plaintiffs’ Counsel, or any other counsel representing Plaintiffs, or any other individual or entity asserting a right to recover any portion of the attorneys’ fees awarded. Any dispute regarding any allocation of fees or expenses among Plaintiffs’ Counsel shall have no effect on the Settlement.

6.           Conditions of Settlement; Effect of Disapproval, Cancellation or Termination

6.1         The Effective Date shall be conditioned on the occurrence of all of the following events:

(a)         the CHSI Board of Directors has approved the Settlement and each of its terms, including the separately negotiated Fee and Expense Amount;

(b)         the Court has entered the Final Approval Order and Judgment, substantially in the forms of Exhibits B and C attached hereto; and

(c)         the Judgment has become Final.

6.2      If any of the conditions specified in ¶6.1 are not met, or if preliminary approval for this Settlement is not obtained on or before December 9, 2016, then the Stipulation of Settlement shall be canceled and terminated subject to the provisions of ¶¶6.2 & 6.3, unless counsel for the Settling Parties mutually agree in writing to proceed with a renewed, alternative, or modified Stipulation and submit it for Court approval. If for any reason the Effective Date does not occur, or if this Stipulation is terminated, or is cancelled, or otherwise fails to become effective for any reason:

 (d)      The Settling Parties, Released Persons and Related Parties shall be restored to their respective positions that existed immediately prior to October 23, 2016;

 (e)      All negotiations, proceedings, documents prepared and statements made in connection with this Stipulation shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by a Settling Party of any act, matter, or proposition and shall not be used in any manner for any purpose (other than to enforce the terms remaining in effect) in any subsequent proceeding in the Action or in any other action or proceeding; and

 (f)       The terms and provisions of the Stipulation, with the exception of the provisions of ¶5.1, ¶5.2 and ¶6.2 shall have no further force and effect with respect to the Settling Parties and shall not be used in the Action or in any other proceeding for any purpose, and any judgment or orders entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

6.3      No order of the Court or modification or reversal on appeal of any order of the Court concerning the amount of attorneys’ fees, costs, expenses and interest awarded by the Court to Plaintiffs’ Counsel shall constitute grounds for cancellation or termination of the Stipulation, affect the enforceability of the Stipulation, or delay or preclude the Judgment from becoming Final.

7.        Miscellaneous Provisions

7.1       The Settling Parties (a) acknowledge that it is their intent to consummate the terms and conditions of this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

7.2      The Settling Parties intend this Settlement to be a final and complete resolution of all Released Claims between Plaintiffs and CHSI and its stockholders, on the one hand, and the Released Persons, on the other hand. The Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party or Released Person as to the merits of any claim, allegation or defense. The Final Approval Order shall contain a finding that during the course of the litigation, the parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure and all other similar laws. The Settling Parties further agree that the Released Claims are being settled voluntarily after consultation with competent legal counsel and an experienced mediator.

7.3       Pending the Effective Date, the Settling Parties agree not to initiate any proceedings concerning the Released Claims other than those incident to the settlement itself; provided, however, that CHSI and the Settling Defendants may seek to prevent or stay any other action or claims brought seeking to assert any Released Claims.

7.4       Any Settlement documentation, the Settlement, the Stipulation and any act performed or document executed pursuant to or in furtherance of any of the foregoing: (a) shall not be deemed to be or be offered, attempted to be offered or used in any way by the parties as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing or liability of the parties or the validity of any of the claims released in the Settlement; and (b) are not intended by the parties to be offered or received as evidence or used by any other person in any other actions or proceedings, whether civil, criminal or administrative, except as may be necessary to effectuate the Settlement or enforce a party’s rights under the Settlement. Neither this Stipulation nor the Settlement shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement, and except that the Released Persons may file or use the Stipulation, the Final Approval Order and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, standing, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

7.5      This Stipulation shall survive any Change of Control of the Company, regardless of the effect a change in control will otherwise have on the litigation, including on the Corporate Governance Provisions provided for herein. For purposes of this Paragraph, “Change of Control” means the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

7.6      All agreements made and orders entered during the course of the Action relating to the confidentiality of information or sealing of documents shall survive this Stipulation and the Judgment.

7.7      All Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.8      This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

7.9       This Stipulation and the Exhibits attached hereto constitute the entire agreement among the Settling Parties and no representations, warranties or inducements have been made to any Settling Party concerning the Stipulation and/or any of its Exhibits, other than the representations, warranties and covenants contained and memorialized in such documents. The Stipulation supersedes and replaces any prior or contemporaneous writing, statement or understanding pertaining to the Action and no parole or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Settling Parties or their counsel, or the circumstances under which the Stipulation was made or executed. It is understood by the Settling Parties that, except for matters expressly represented herein, the facts or law with respect to which this Stipulation is entered into may turn out to be other than or different from the facts now known to each party or believed by such party to be true; each party therefore expressly assumes the risk of facts or law turning out to be different, and agrees that this Stipulation shall be in all respects effective and not subject to termination by reason of any such different facts or law.

7.10    Except as otherwise expressly provided herein, all parties, including all Settling Defendants, their counsel, CHSI and its counsel, and Plaintiffs and Plaintiffs’ Counsel, shall bear their own fees, costs, and expenses.

7.11     Counsel for the Settling Parties are expressly authorized by their respective clients to take all appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms and conditions.

7.12    Plaintiffs represent and warrant they have not assigned or transferred, or attempted to assign or transfer, to any Person any Released Claim or any portion thereof or interest therein.

7.13    Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

7.14     Any failure by any party to this Stipulation to insist upon the strict performance by any other party of any of the provisions of the Stipulation shall not be deemed a waiver of any of the provisions, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of the Stipulation to be performed by such other party.

7.15     The Stipulation and Exhibits may be executed in one or more counterparts. A faxed or PDF signature shall be deemed an original signature for purposes of this Stipulation. All executed counterparts including facsimile and/or PDF counterparts shall be deemed to be one and the same instrument. A complete set of counterparts, either originally executed or copies thereof, shall be filed with the Court.

7.16     This Stipulation shall be binding upon, and inure to the benefit of, the Settling Parties and the Released Persons and their respective successors, assigns, heirs, spouses, marital communities, executors, administrators, trustees in bankruptcy and legal representatives.

7.17    Without affecting the finality of the Judgment entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, the Final Approval Order, and the Judgment, and the Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation, the Final Approval Order, and the Judgment and for matters arising out of, concerning or relating thereto.

7.18       Upon the payment of the Settlement Payment pursuant to ¶2.3(a) of this Stipulation, (a) this Stipulation shall not be executory, as that term has been interpreted under 11 U.S.C. §365, and (b) neither (i) any other provision of this Stipulation, including, but not limited to, ¶¶2, 3, 5, 7.1, 7.3, and 7.11, nor (ii) any further effort or responsibility to defend against any appeal or proceeding seeking judicial review of any order contemplated by this Stipulation (including, but not limited to, the Final Approval Order and any order approving the fees and expenses of Plaintiffs’ Counsel) shall render the Settlement or this Stipulation executory, as that term has been interpreted under 11 U.S.C. §365.

7.19      This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Tennessee, and the rights and obligations of the Settling Parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal substantive laws of the State of Tennessee without giving effect to Tennessee’s choice-of-law principles.

IN WITNESS WHEREOF, the Settling Parties have caused the Stipulation to be executed, by themselves and/or by their duly authorized attorneys, dated November 18, 2016.

DATED: November 18, 2016	ROBBINS GELLER RUDMAN & DOWD LLP
DARREN J. ROBBINS
BENNY C. GOODMAN III
ERIK W. LUEDEKE
JUAN CARLOS SANCHEZ

/s/ Benny C. Goodman III
BENNY C. GOODMAN III

655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

ROBBINS GELLER RUDMAN & DOWD LLP
JOHN C. HERMAN
Monarch Centre, Suite 1650
3424 Peachtree Road, N.E.
Atlanta, GA 30326
Telephone: 404/504-6500
404/504-6501 (fax)

DAVIES, HUMPHREYS, HORTON & REESE
WADE B. COWAN
85 White Bridge Road, Suite 300
Nashville, TN 37205
Telephone: 615/256-8125
615/242-7853 (fax)

ROBBINS ARROYO LLP
BRIAN J. ROBBINS
KEVIN A. SEELY
ASHLEY R. RIFKIN
600 B Street, Suite 1900
San Diego, CA 92101
Telephone: 619/525-3990
619/525-3991 (fax)

SULLIVAN, WARD, ASHER & PATTON, P.C.
MICHAEL J. ASHER
25800 Northwestern Highway
1000 Maccabees Center
Southfield, MI 48075-1000
Telephone: 248/746-0700
248/746-2760 (fax)

Attorneys for Plaintiffs

DATED: November 18, 2016	PROSKAUER LLP
PETER DUFFY DOYLE

/s/ Peter Doyle
PETER DUFFY DOYLE

Eleven Times Square
New York, NY 10036-8299
Telephone: 212/969-3000
212/969-2900 (fax)

Counsel for Defendants Wayne T. Smith, W. Larry Cash, John A. Clerico, John A. Fry, William Norris Jennings, Julia B. North, H. Mitchell Watson, Jr. and Counsel for T. Mark Buford and James S. Ely III

DATED: November 18, 2016	ROBBINS, RUSSELL, ENGLERT, ORSECK,
UNTEREINER & SAUBER LLP
GARY A. ORESCK
MICHAEL L. WALDMAN
ALISON C. BARNES
MATTHEW M. MADDEN

/s/ Matthew Madden
MATTHEW M. MADDEN

1801 K Street, N.W., Suite 411L
Washington, DC 20006
Telephone: 202/775-4500
202/775-4510 (fax)

RILEY, WARNOCK & JACOBSON, PLC
STEVEN A. RILEY
JOHN R. JACOBSON
MILTON S. McGEE III
1906 West End Avenue
Nashville, TN 37203
Telephone: 615/3203700
615/320-3737 (fax)

Counsel for Nominal Defendant Community Health Systems, Inc.